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                                                                   EXHIBIT 10.39


July 2, 2001



George Vergis
25 Chamberlain Road
Flemington, NJ 08822

Dear George:

On behalf of Neose Technologies, Inc., I am pleased to offer you the position of Vice President, Business and Commercial Development, effective July 11, 2001. In this capacity, you will have executive responsibility for all aspects of the Company's sales, marketing, business development, licensing, acquisition, and commercialization activities. With these responsibilities, you will be considered an "Executive Officer" under SEC rules and therefore, subject to
Section 16 reporting. While you will not have direct responsibility for research and development, manufacturing operations, patent strategy, or regulatory affairs, you will be expected to be deeply involved in the development of each of those aspects of the Company's strategic development. You will report directly to me; however, to be successful you will need to interface effectively with all levels of the organization.

The following summarizes the offer that we have made to you.

Neose is offering you an annual base salary of $210,000 earned and paid semi-monthly, and a bonus target of 25% of your base salary. The amount of bonus actually paid will be based on the achievement of individual and company goals and could exceed the target based on superior performance, or be less than target based on less than expected performance.

As part of your compensation, Management will recommend to the Board of Directors that, as of the date hereof, you be granted options to acquire an aggregate of 175,000 shares of Neose common stock. The exercise price per share of these options shall be $38.25. All of the options shall be non-qualified stock options.


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George Vergis
July 2, 2001
Page 2



The options shall vest as follows:

        1. 75,000 options to be vested as follows: 25,000 upon the commencement of your employment, and the balance of 50,000 to vest in four equal annual installments. No unusual contingencies other than continued employment would apply to the vesting of these options.

        2. 50,000 options to vest in four equal annual installments, but the entire vesting to be further contingent on Neose having accomplished the completion of six (6) business transactions (or equivalent transactions) set forth on Schedule 1 hereto, on or before December 31, 2001. In the event that two (2) or more, but fewer than six (6) such transactions are completed prior to such date, the amount to be vested will be prorated according to the number of transactions actually completed.

        3. 50,000 options to vest in four equal installments, but the entire vesting to be further contingent on Neose having accomplished the completion of certain major business transactions set forth on Schedule 1 hereto, on or before December 31, 2002. In the event that two (2) or more, but fewer than four (4) such transactions are completed prior to such date, the amount to be bested will be prorated according to the number of transactions actually completed.

All Neose Stock Options are subject to the terms of the Neose Stock Option Plan. In addition, most Neose employees receive additional annual stock option grants based upon individual performance, although we would not expect to make additional grants to you before year-end 2002.

The Company also agrees to pay reasonable expenses to relocate to a new home and move household goods within two years of your date of hire, and up to 3 months of temporary housing. In addition, we would agree to reimburse normal out-of-pocket closing costs involved in the sale of your existing home and the purchase of a new home, including brokerage commissions and loan origination fees, up to an aggregate amount of $75,000.

The Company offers employees and their eligible dependents a variety of benefits such as medical and dental coverage, flexible spending accounts, a 401(k) Plan, an Employee Stock Purchase Plan, Long Term Disability, etc. Detailed information concerning all benefits and policies are contained in the Neose Technologies, Inc. Employee Handbook, which will be given to you during the first day orientation session. The Employee Handbook is not a contract between the employee and Neose Technologies, Inc. but rather sets forth current policies of the Company, subject to change any time.






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George Vergis
July 2, 2001
Page 3


The nature of Neose's business requires that all employees sign a non-competition and confidentiality agreement. Two copies of this agreement are enclosed. If you have questions regarding this agreement, please feel free to contact me directly.

This will confirm our agreement that in the event your employment with Neose is terminated, for any reason other than "for cause", we would make severance payments to you in the amount of your then base salary for a period of one year. This will also confirm our agreement with you that if your employment is terminated or constructively terminated within the one-year period following a change of control of Neose, you will be entitled to a lump sum severance payment in the amount of one year's then base salary. In addition, upon a change of control, any earned but unvested options would immediately vest, under the terms of the Neose Stock Option Plan.

We are pleased to offer you this opportunity to join the Neose team. Your experience, commitment, and dedication can and will contribute to the success of Neose Technologies, Inc. We look forward to working with you.

Please acknowledge your acceptance of the offer by signing all copies of this offer and the enclosed non-competition and confidentiality agreement and return one copy of each in the enclosed envelope.

Sincerely,

/s/ P. Sherrill Neff
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P. Sherrill Neff
President and Chief Operating Officer

Accepted:



/s/ George Vergis
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George Vergis

Date: July 2, 2001